Exhibit 99.1

Contacts: Nathaniel Brown (212) 852-7746 nbrown@21CF.com Dan Berger (310) 369-1274 dberger@21CF.com

FOR IMMEDIATE RELEASE

21ST CENTURY FOX ANNOUNCES COMPLETION OF SEPARATION

Premier Brands of Industry Leading Media and Entertainment Company Include

Twentieth Century Fox, FOX, Sky, National Geographic, Fox News, STAR, Fox Sports, and FX

New York, NY – June 28, 2013 – 21st Century Fox, formerly known as News Corporation, announced today that it has completed the previously announced separation of its business into two independent publicly-traded companies. Effective as of 4:30pm ET today, the Company distributed to its stockholders all outstanding shares of the new News Corporation.

21st Century Fox’s world renowned media and entertainment assets span a global portfolio of cable and broadcasting properties, including FOX, FX, Fox News Channel, Fox Sports Network, National Geographic Channels, STAR, Fox Pan American Sports, as well as film studio Twentieth Century Fox Film and television production studios Twentieth Century Fox Television and Shine Group. The Company’s assets also include leading pay-tv businesses Sky Deutschland, Sky Italia and its equity interests in BSkyB and Tata Sky.

“21st Century Fox launches as a unique force bringing news and entertainment to more than a billion customers every day in over 100 languages,” said Rupert Murdoch, Chairman and CEO of 21st Century Fox. “Our success will continue to be rooted in a deep belief in originality and a commitment to empowering creative minds and entrepreneurs around the world. Our management teams are the best in the business and we will drive growth and shareholder value by expanding our existing assets and brands, while embracing new opportunities and technology.”

Beginning July 1, 2013, 21st Century Fox’s Class A Common Stock and Class B Common Stock will begin regular-way trading on the NASDAQ Global Select Market under the symbols “FOXA” and “FOX,” respectively, and beginning July 2, 2013, the CHESS Depositary Interests representing 21st Century Fox’s Class A Common Stock and Class B Common Stock will begin to trade on the Australian Securities Exchange under the symbols “FOXLV” and “FOX,” respectively.

The distribution of all shares of the new News Corporation was based on a distribution ratio of one share of the new News Corporation Class A Common Stock or Class B Common Stock for every four shares of the Company’s Class A Common Stock or Class B Common Stock, respectively.

More information will be available in the Form 8-K that will be filed with the U.S. Securities and Exchange Commission by 21st Century Fox. The filing will be available on the SEC’s website at www.sec.gov and on the Company’s web site at www.21CF.com/investor_relations.

About 21st Century Fox

21st Century Fox is the world’s premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching nearly 1.5 billion subscribers in 100 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FS1, Fox News Channel, Fox Business Network, Fox Sports, Fox Sports Network, National Geographic Channels, Fox Pan American Sports, MundoFox, STAR and 28 local television stations; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and Shine Group. The Company also provides premium content to millions of subscribers through its pay-television services in Europe and Asia, including Sky Deutschland, Sky Italia and its equity interests in BSkyB and Tata Sky. For more information about 21st Century Fox, please visit www.21CF.com.